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                                                                 EXHIBIT 10.12
                         EXECUTIVE EMPLOYMENT AGREEMENT

                 This Executive Employment Agreement ("Agreement") dated November ___, 1994 is entered into by and between Jeffrey C. Lapin ("Executive") and Hotel Investors Trust, a Maryland real estate investment trust ("the Company"). This Agreement is effective as of the Closing Date ("the Closing Date") set forth in Section 1.2 of that certain Formation Agreement dated November 11, 1994 by and between the Company, Hotel Investors Corporation ("HIC"), Starwood Capital Group, L.P. and others.

                 The Company desires the continued services of the Executive in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Executive is willing to accept such employment on such terms and conditions.

                 In consideration of the mutual agreements hereinafter set forth, the Executive and the Company agree as follows:

                                    ARTICLE I

                              Capacity and Services

                 1.1 The Company hereby employs the Executive as President and Chief Operating Officer of the Company to perform such executive and managerial duties commensurate with such office as he shall reasonably be directed by the Chief Executive Officer, if that position is held by Barry S. Sternlicht ("Sternlicht"), and otherwise by the Board of Trustees of the Company (the "Board of Trustees"). During the term of the Executive's employment hereunder, he shall devote his full business time and efforts to the business and affairs of the Company, shall use his best efforts to supply his skill and experience to perform his duties and to promote the interests of the Company and shall have no other employment without the prior approval of the Board of Trustees.

                 1.2 The principal office of the Company shall be located in Los Angeles, California at all times prior to December 31, 1995.

                 1.3 The Executive's duties and authority hereunder shall be commensurate with the title and status afforded him hereunder, taking into account the expected participation of Sternlicht in the management of the Company. During the term of the Executive's employment hereunder, the Company shall not hire or fire any officer of the Company without either a determination by the Board of Trustees or (except for the hiring or firing of the Chief Executive Officer) the prior consent of Executive.

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                 1.4      The Executive hereby accepts such employment and
agrees to render to the Company the services specified in this Article I and to be bound by the terms and conditions of this Agreement.

                                   ARTICLE II

                                      Term

                 2.1 The term of the Executive's employment hereunder shall commence on the Closing Date and expire on the second anniversary of the Closing Date (the "Termination Date") unless sooner terminated pursuant to Article VI hereof.

                                   ARTICLE III

                            Compensation and Expenses

                 3.1 Base Salary. As compensation for the Executive's services during the term of the Executive's employment hereunder, the Company shall pay the Executive a base salary at the annual rate of $200,000 through the first anniversary of the Closing Date and $225,000 thereafter (the "Base Salary") payable in equal monthly installments or at such other times as the Executive and the Company shall agree. The Base Salary shall be reviewed at least annually by the Board of Trustees and may be increased as determined by the Board of Trustees if, and to the extent that, the Board of Trustees determines that the Executive's contribution to the Company warrant such increase. Executive's Base Salary shall not be decreased at any time during the term of his employment hereunder from the Base Salary then in effect.

                 3.2 Incentive Compensation. In addition to the Base Salary, the Company shall pay the Executive during the term of his employment hereunder an annual incentive bonus (the "Bonus"), in a lump-sum payment within 30 days of the end of each calendar year (excluding 1994) in an amount (no less than $75,000 respecting each of 1995 and 1996) determined in the discretion of the Board of Trustees based on the performance of the Executive and his contribution to the Company during such calendar year.

                 3.3 Expenses. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by him in connection with the performance by him of his duties hereunder.

                 3.4 Vacation. The Executive shall be entitled to such number of vacation days in each calendar year as determined by the Company from time to time for its senior executives but not less than four weeks in each calendar year which may be accumulated or used by the Executive; provided, however, up to 8

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weeks of unused vacation time may be accumulated by Executive and at his option be compensated for upon termination of his employment (at the rate of Base Salary then in effect).

                 3.5 Indemnification; Officers and Directors Insurance. As a trustee and officer of the Company, the Executive shall be entitled to the benefits of those provisions of the Declaration of Trust of the Company, as amended, which provide for indemnification of officers and trustees of the Company, and of the bylaws or the equivalent regulations of the Company. No such provision shall be amended to any way limit or reduce the extent of indemnification available to Executive as an officer or trustee of the Company.

                 In addition, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Executive from and against any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys fees actually and reasonably incurred (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Executive's willful breach of the express provisions of this Agreement) to the extent that the Executive is made a party to or witness in any action, suit or proceeding or if a claim or liability is asserted against Executive (whether or not in the right of the Company), by reason of the fact that he was or is a trustee or officer or acted in such capacity on behalf of the Company, or by reason of or arising out of or resulting from entering into this Agreement or the rendering of services by the Executive pursuant to this Agreement, whether or not the same shall proceed to judgment or be settled or otherwise be brought to a conclusion. The Company shall advance to Executive on demand all reasonable expenses incurred by Executive in connection with the defense or settlement or any such claim, action, suit or proceeding, and Executive hereby undertakes to repay such amounts only if and to the extent that it shall be finally adjudged that the Executive is not entitled to be indemnified by the Company under this Agreement or under the Declaration of Trust or the bylaws or equivalent regulations of the Company as of the date hereof which govern indemnification of officers or trustees of the Company (but also giving effect only to future amendments which broaden or expand any such indemnification and obligations or right more favorably to Executive). Executive shall also be entitled to recover any cost of enforcing his rights under this Section (including without limitations reasonable attorneys fees and disbursements) in the event any amount payable hereunder is not paid within 30 days of written request therefor by Executive. The rights of Executive under this Section shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense against which this Section is intended to protect and indemnify him.

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                 Notwithstanding anything contained in this Agreement to the contrary (including the provisions of Article VI hereof), the Company shall, at no cost to the Executive, use its best efforts to at all times include the Executive during the term of the Executive's employment hereunder and for a period of not less than four years thereafter, as an insured under any directors and officers liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board of Trustees shall deem appropriate for coverage of all trustees and officers of the Company.

                 3.6 Other Employee Benefits. During the term of this Agreement, the Company shall pay the premium (not to exceed $9,000 annually) for the Executive to purchase and maintain a disability insurance policy, which policy shall guarantee to Executive the payment to him of amounts and benefits no less than those described in the attached letter dated October 27, 1994 from Mark L. Jacobson to Madison Grose, Esq., for the period of such disability. During the term of this Agreement, Executive shall also be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of any executive employee, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company's Board of Trustees. During the term of this Agreement, the Executive shall also be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, medical coverage for Executive and members of his family, education, or other retirement or employee benefits similar or dissimilar to the foregoing, available to any other executive employee of the Company, subject to any restrictions (including waiting periods) specified in such plans. Notwithstanding the foregoing, Executive shall participate in and receive the benefit of any and all fringe benefits made available to any other executive employee of the Company to at least the same extent and at least the same benefit as any other executive employee (this provision being intended to afford Executive "most favored nation" treatment with respect to any and all fringe benefits (all benefits other than cash salary, bonus, stock options and stock loans) granted to any executive employee of the Company). "Most favored nation treatment" for Executive shall not extend to stock options or stock loans, the minimal provisions for which are as set forth in this Agreement, or to salaries and bonuses; as to all such items, the Company reserves the right to award greater benefits to other executives without affording such greater benefits to Executive. Further, the Company agrees to adopt benefits and programs at least as beneficial for its executives as HIC adopts for its executives.

                 3.7 Stock Options. Executive shall be entitled to receive options to purchase 250,000 paired shares of the Company and HIC, as presently constituted, at a purchase price equal to market value on the date of grant (which shall be the Closing

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Date), exercisable for a period of 10 years, exercisable after termination of employment or expiration of the term of this Agreement for no less than one year. The aforesaid options for 250,000 paired shares shall be adjusted for any split or reverse split (i.e., reduced proportionately for any reverse split and increased proportionately for any split). The aforesaid options shall vest at a rate which is no longer than the most rapid rate of vesting of options granted to any other executive during the term of this Agreement. In the event such vesting period shall extend beyond the term of this Agreement, such options shall nonetheless continue to vest on behalf of Executive even after expiration or termination of this Agreement, except as provided in Article VI hereof, and shall in all events be exercisable for a period of at least one year following complete vesting of such options; and the foregoing provisions with respect to vesting and exercisability of options shall be applicable notwithstanding any provision or provisions to the contrary in any plan or agreement pursuant to which such options may be granted, these provisions accordingly for such purpose constituting an amendment to any such plan or agreement of the Company. However, options shall not vest to the extent that, at any time prior to the applicable vesting date, this Agreement shall have been terminated by the Company for "cause" (as hereinafter defined) or if and to the extent it shall be finally adjudged prior to a vesting date that Executive has materially breached his
Article IV covenants following the termination of this Agreement. Stock options shall be subject to such other customary terms and provisions as are generally contained in option agreements received by other executives or Trustees of the Company.

                 3.8 Loan to Purchase Shares. At the first public offering by the Company occurring during the term of this Agreement, Executive shall have the right to purchase up to $250,000 of paired shares (at the offering price) and to receive a loan from the Company to purchase such shares (the "Stock Loan") in an amount equal to 100% of the purchase price for such shares. The Stock Loan: (i) shall be secured by a first lien pledge of the shares purchased with such Stock Loan, (ii) shall be evidenced by a note executed by Executive and such other documentation as the Company may reasonably require; (iii) shall be a recourse loan to Executive to the extent of 50% of the principal amount thereof from time to time and 50% of all interest thereon and all collection costs accruing from time to time; (iv) shall not exceed a principal amount of $250,000; (v) shall have a term of 10 years; (vi) shall bear interest at a rate equal to the lowest applicable federal rate (as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended) from time to time, with said interest to be paid quarterly in arrears; (vii) shall be prepayable in whole or in part at any time and from time to time without prepayment premium or penalty;
(vii) shall be due on sale or other transfer at any time or from time to time of the collateral therefor (in a ratable amount of principal based on the number of paired shares so sold or

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transferred); and (viii) shall provide for delinquency charges and collection costs as are customary in loans of this nature; and (ix) shall provide that all dividends paid on the pledged shares in excess of the then maximum marginal tax rate (federal and state combined) on the taxable portions of such dividends will be used to pay interest and principal on the loan. In lieu of making the loan itself, the Company may cause a third party to make such loan.

                                   ARTICLE IV

                              Restrictive Covenants

                 4.1 Other Business Ventures. In addition to the restriction from having other employment provided in Section 1.1 hereof, during the term of the Executive's employment hereunder the Executive shall not, without the prior approval of the Board of Trustees, directly or indirectly, engage in, represent, be connected with or have a financial interest in, any business which is or, to the best of his knowledge, is about to become competitive with the business of the Company; provided, however, that nothing herein contained shall be deemed to prohibit the Executive from being a passive investor owning up to 2% of any class of outstanding securities of any company whose stock is publicly traded, or from being a passive investor owning up to 10% of any other person, firm or corporation engaged in any business whatever.

                 4.2 Confidential Information. Except (i) in the course of his employment with the Company, (ii) as he may be required pursuant to any law or court order or similar process, or (iii) in connection with any claim by Executive against the Company, Executive shall not at any time during or after the term of Executive's employment hereunder, directly or indirectly disclose or use any confidential information or proprietary data with respect to the Company, HIC or any of their respective subsidiaries or Affiliates that is not otherwise in the public domain. In the event of any dispute between the Executive and the Company or between the Executive or the Company and others, Executive shall cooperate with the Company as to redaction or other protective measures with respect to any unnecessary public disclosure of any such confidential information or proprietary data.

                 4.3 Inducing of Company Employees. During the term of the Executive's employment hereunder, the Executive shall not, except in the course of the performance of his duties hereunder or with the prior approval of the Board of Trustees, in any way directly or indirectly induce or attempt to induce or otherwise counsel, advise or encourage any person to leave the employment of the Company. In addition, in the event that the Executive's employment hereunder shall be terminated pursuant to any of

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Section 6.1 or Section 6.3 hereof, the Executive shall not, with respect to any person or persons (other than his assistant, Jayne Gordon) who, to the Executive's best knowledge, was employed by the Company, HIC or their respective subsidiaries or SLT Realty Limited Partnership or SLC Operating Limited Partnership at any time during the period commencing six months prior to the date such termination becomes effective pursuant to Section 6.5 hereof ("Company Employee"):

                          (i) for a period of 12 months following the date on which such termination becomes effective as aforesaid, in any way directly or indirectly hire, attempt to hire, or cause to be hired any Company Employee, without the prior approval of the Board of Trustees; and

                          (ii) for a period of 12 months following the date on which such termination becomes effective as aforesaid, in any way directly or indirectly induce or attempt to induce or otherwise counsel, advise or encourage any Company Employee to leave the employment of the Company, HIC or their respective subsidiaries or SLT Realty Limited Partnership or SLC Operating Limited Partnership, without the prior approval of the Board of Trustees.

                 4.4     (Intentionally Omitted)

                 4.5 Default in Payment; Failure to Exercise. Notwithstanding anything contained in this Agreement to the contrary in the event that the Company shall have failed to make any required payment pursuant to Article VI hereof, and such failure to pay shall have continued for a period of 20 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the Executive, then, without waiving any other rights the Executive may otherwise have with respect thereto, the Executive shall not be obligated to comply with any of the provisions of Section 4.3 hereof.

                                    ARTICLE V

                   Representations and Warranties of Executive

                 5.1. The Executive hereby represents and warrants to the Company that the Executive is not aware of any presently existing fact, circumstance or event (including, without limitation, any health condition) which would preclude or restrict him from providing to the Company the services provided for in this Agreement, or which would give rise to any breach of any term or provision hereof or which could otherwise result in the termination of his employment hereunder for cause pursuant to Section 6.1 hereof.

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                                   ARTICLE VI

                                   Termination

                 6.1 Termination of Employment for Cause. The Company shall have the right during the term of this Agreement to terminate this Agreement and the Executive's employment hereunder for cause if, and only if, the Board of Trustees shall give notice to the Executive of such termination pursuant to Section 6.5 hereof. "Cause," as used in this Agreement, shall mean the Executive's:

                          (i) material breach of this Agreement, consisting of
         (x) any repeated gross or willful refusal, failure or neglect by the Executive fully and faithfully to perform his duties and fulfill his obligations under this Agreement (which shall include, without limitation, any such refusal, failure or neglect resulting from the Executive's excessive absenteeism not related to physical or mental illness), and (y) any material breach of the Executive's fiduciary duties under Maryland law as an officer or trustee of the Company; or

                          (ii) conviction of a felony.

In the event that the Executive's employment hereunder is terminated by the Company for cause in accordance with this Section 6.1, all of the Company's obligations under this Agreement shall forthwith cease and terminate on the date such termination shall become effective pursuant to Section 6.5 hereof, including, without limitation, any obligation to pay any compensation or provide any other benefit pursuant to Article III hereof; provided, however, that the Executive shall be entitled to receive (i) payment for any unpaid portion of the Base Salary then in effect pursuant to Section 3.1 hereof, prorated to the effective date of such termination, and (ii) payment or reimbursement of any expenses pursuant to Section 3.3 hereof which he would otherwise have been entitled to receive as of the effective date of such termination.

                 6.2 Death. In the event that the Executive shall die during the term of this Agreement, all of the Company's obligations under this Agreement shall terminate on the date of such death, except that the Executive's estate shall be entitled to receive (i) the Basic Benefits, and (ii) any Bonus with respect to any prior fiscal year which the Executive was entitled to receive as of the date of his death pursuant to Section 3.2 hereof but which the Company had not yet paid to the Executive as of such date, and (iii) payment or reimbursement of any expenses pursuant to Section 3.3 hereof which he would otherwise have been entitled to receive as of the effective date of such termination.

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                 6.3      Disability. In the event of the Executive's Disability
during the term of this Agreement for any period (the "Disability Period") of at least six consecutive months, all of the Company's obligations under this Agreement shall forthwith cease and terminate if, and only if, the Company shall give the notice provided for in Section 6.5 hereof, in which case such termination shall become effective on the date set forth in such Section 6.5, except that the Executive shall be entitled to receive (i) the Basic Benefits,
(ii) any Bonus with respect to any prior fiscal year which the Executive was entitled to receive pursuant to Section 3.2 hereof but which the Company had not yet paid to Executive, (iii) disability payments from the Company at the rate of $225,000 per annum, payable in equal monthly installments, until the earlier of ninety days after such effective date of termination or the date on which the Executive is entitled to begin receiving payments under the policy provided for in Section 3.6 hereof, and (iv) the Fringe Benefits.

The term "Disability" as used in this Section 6.3 shall mean the inability of the Executive to perform his employment services hereunder by reason of physical or mental illness or incapacity, whether voluntary or involuntary and whether arising out of sickness, accident or otherwise.

                 6.4 Termination By Executive for Good Reason. Executive may terminate this Agreement for "Good Reason". For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the Executive's express written consent, of any one or more of the following events:

                 (i) The assignment of any duties which are in any significant respect inconsistent with Executive's status as Chief Operating Officer of the Company or a substantial alteration (including and without limitation any material diminution) in the nature or status of Executive's responsibilities involving the Company from those in effect at the Closing Date, which inconsistent assignment or substantial alteration is not remedied or cured forthwith following Executive's notification to the Company.

                (ii) Any failure by the Company to provide any of the compensation or benefits to be made available to the Executive under this Agreement, which is not cured forthwith following Executive's notification to the Company.

               (iii) Any other breach of the terms of this Agreement by the Company, which is not cured forthwith following Executive's notification to the Company.

                (iv) The removal or suspension from office without "cause" of the Executive as President and Chief Operating Officer of the Company or the failure without "cause" to elect or appoint the Executive as either the President and Chief Operating Officer

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or as the Chief Executive Officer, of the Company throughout the term of this
Agreement.

                 (v) The relocation of Company's principal executive offices to a location more than 25 miles from its location as of the Closing Date (unless the Executive shall not have given notice of termination under this clause (v) within 30 days subsequent to his receipt from the Company of formal notification that the Company's principal executive offices will be so relocated), or the Company's requiring Executive at any time to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations.

                (vi) If individuals who as of the date of the Closing Date constitute the Board of Trustees of the Company, cease for any reason to constitute at least 51% of such Board.

               (vii) A decision by the Board of Trustees after the Closing Date to the effect that the Company shall merge or consolidate, or sell, transfer or otherwise dispose of all or substantially all of its assets, or dissolve or liquidate.

              (viii) The failure of Executive for any reason other than "cause" to be a member of the Board of Trustees of the Company.

                 In the event of any such termination, which shall become effective on the date set forth in Section 6.5 hereof, the Executive shall be entitled to receive the following (which, so long as Madison Grose, Esq. is a Trustee of the Company and is employed by and acts as Counsel to Starwood Capital Group, L.P. and Sternlicht, and otherwise in the absence of bad faith or willful breach by the Company, shall be Executive's sole and exclusive monetary remedy by reason of such termination due to the occurrence of such "Good Reason" event, it being agreed that, as actual damages would be difficult to measure or quantify and it would be impracticable to determine same, the following shall, so long as Madison Grose, Esq. is a Trustee of the Company and is employed by and acts as Counsel to Starwood Capital Group, L.P. and Sternlicht, and otherwise in the absence of bad faith or willful breach by the Company constitute liquidated damages for Executive by reason of such termination due to the occurrence of such "Good Reason" event):

                 (i) The Basic Benefits

                (ii) The Lump Sum Payment

               (iii) The Fringe Benefits

                     (b) As used in Article VI:

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                 (i)      "Basic Benefits" shall mean (y) any unpaid portion of
the Base Salary in effect as of the date termination of employment is effective, prorated to such effective date, (z) any Bonus for the then current fiscal year of the Company, prorated to such effective date.

                (ii) "Lump-Sum Payment" shall mean a single payment to be paid to the Executive by the Company, within five days from the date of termination, in an amount equal to the sum of (x) an amount equal to all Base Salary that would have been payable to Executive pursuant to this Agreement had the Executive continued to be employed for the remaining unexpired term of this Agreement and (y) an amount equal to all Bonuses that would have been payable to Executive respecting the remaining unexpired term of this Agreement as his annual Bonus for each year(s) or portion thereof of such remaining unexpired term, being equal, as to any year or fraction thereof of such remaining unexpired term, to (A) the greater of $6,250 or one-twelfth of Executive's Bonus for the most recently concluded fiscal year of the Company prior to the fiscal year of the Company in which the termination occurs, multiplied by (B) the number of whole and partial calendar months remaining in the unexpired term of this Agreement.

               (iii) "Fringe Benefits" shall mean all fringe benefits set forth in Sections 3.5 through 3.8 throughout the remaining unexpired term of the Agreement, as if the Executive's employment under the Agreement had not been terminated. If, as a result of termination of Executive's employment, Executive or his otherwise eligible dependents or beneficiaries shall become ineligible for benefits in any one or more of the Company's benefit plans, then throughout such remaining unexpired term of the Agreement, as if Executive's employment under the Agreement had not been terminated, the Company shall continue to provide the Executive and his eligible dependents or beneficiaries with benefits at a level at least equivalent to the level of benefits for which the Executive and his dependents and beneficiaries were eligible under such plans immediately prior to the termination date.

               "Fringe Benefits" shall also include, notwithstanding any provision of any applicable Company benefit plan or agreements (including but not limited to those relating to stock options, stock appreciation rights, restricted stock awards, stock purchases, pensions, thrift, profit sharing or other retirement or employee benefits) to the contrary, all rights to such benefits previously granted to Executive, which shall as of the termination date become immediately fully vested and exercisable by the Executive and shall remain exercisable for a period of not less than one year. These provisions of
Section 6.4 shall be applicable, notwithstanding any provisions to the contrary in any such plans or agreements of the Company referred to above as of the date of termination. Notwithstanding the foregoing and in clarification thereof, Fringe Benefits shall not include the right to receive any stock options or stock loans

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which have not been granted to Executive prior to the date of termination.

                          6.4.1 Executive shall not be required in any way to
mitigate the amount of any payment provided for in this Section 6.4, including but not limited to seeking other employment, nor shall the amount of any payment provided for in this Section 6.4 be reduced by any compensation or other income earned or received by Executive as the result of employment with another employer or otherwise after the date of termination of his employment hereunder.

                 6.5 Notice of Termination. The Company shall give notice to the Executive of any termination by the Company pursuant to any of Section
6.1 or Section 6.3 hereof, as the case may be, and such termination shall become effective (i) with respect to termination pursuant to Section 6.1 hereof, only if such notice is given within 30 days after the Chief Executive Officer or the Board of Trustees becomes aware of the occurrence of the "cause" referred to in
Section 6.1, and if such notice is so given, on the date such notice is given,
(ii) with respect to termination pursuant to Section 6.3 hereof, only if such notice is given within 30 days of the end of the Disability Period referred to in such Section 6.3 hereof, and if such notice is so given, on the thirtieth day after such notice is given. Termination pursuant to Section.6.2 hereof shall become effective immediately on the date of the Executive's death and no notice shall be required with respect to such termination. Termination by the Executive under Section 6.4 shall become effective 30 days after notice from Executive to Company.

                 6.6 Disputed Termination. If the Executive resigns his employment with the Company alleging in good faith as the basis for such resignation any of the grounds specified in Section 6.4 and if the Company then disputes Executive's rights to the payment of benefits under Section 6.4, the Company shall nonetheless continue to pay Executive the full compensation (including but not limited to his Base Salary, Bonus and Fringe Benefits) in effect on the date Executive provided notice of such resignation, and the Company shall continue the Executive as a participant in all compensation benefits and insurance plans in which the Executive was then a participant, until the earlier of the Termination Date or the date the dispute is finally resolved, either by mutual written agreement of the parties or by decree of a court of competent jurisdiction that is not appealable or with respect to which the time for appeal has expired and no appeal has been perfected. For purposes of this Section, there shall be a rebuttable presumption that an event occurred constituting "Good Reason" under Section 6.4 and that the Executive alleged such grounds in good faith.

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                                  Article VIII

                                   Definitions

          In addition to the terms defined elsewhere in this Agreement, the following terns shall have the following meanings for purposes of this
Agreement:

                 8.1. Affiliate. "Affiliate" shall mean, with respect to any specified individual or entity, any individual or entity that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the individual or entity specified.

                 8.2. Closing Date. The "Closing Date" shall mean, the date of the closing to be held pursuant to the terms and conditions of the Formation Agreement.

                                   Article IX

                                     General

                 9.1 Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the internal laws of the State of California without reference to principles of conflict of laws.

                 9.2 Captions. The Article and Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                 9.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties hereto. Upon the Closing Date this Agreement shall supersede in its entirety all prior employment agreements between Executive and the Company.

                 9.4 No Other Representations. No representation, promise or inducement has been made by either party hereto that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not set forth herein.

                 9.5 Assignability. This Agreement is personal in its nature. Accordingly, this Agreement and the rights and obligations of the parties hereunder may not be assigned or delegated by either party, except to the extent, if any, that the Company's acting as general partner of SLT Realty Limited Partnership may be deemed an assignment by the Company.

                                      -13-                        Execution Copy

                 9.6 Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, but only by a written instrument executed by Executive and the Company, or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                 9.7 Termination of Agreement. Notwithstanding anything in this Agreement to the contrary, if the Closing to be held pursuant to the Formation Agreement shall not have taken place on or prior to February 28, 1995, this Agreement and all of the rights and obligations of the parties hereunder shall terminate and be null and void and of no force, and effect and neither of the parties hereto shall have any liability or obligation to the other.

                 9.8 Legal Expenses. Whether or not the Closing under the Formation Agreement shall take place, the Company shall pay or reimburse the Executive for all reasonable fees and disbursements of the Executive's counsel. In the event any arbitration or judicial determination becomes necessary of any dispute arising as to the parties' rights and obligations hereunder, the Company shall bear the reasonable attorneys fees and costs of Executive's counsel, except if and to the extent it shall be finally adjudged that such dispute was caused by Executive's willful breach of the express provisions of this Agreement.

                 9.9 Approval of the Board of Trustees. Whenever approval of the Board of Trustees shall be required to be obtained pursuant to this Agreement, such approval shall not be unreasonably withheld and shall be deemed to have been obtained if (i) evidenced by a resolution duly adopted by the Board of Trustees, (ii) otherwise set forth in any duly recorded minutes of any meeting of the Board of Trustees, or (iii) evidenced by any written instrument signed by any trustee (other than the Executive) on behalf of the Board of Trustees.

                 9.10 Severability. Any term or provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting any other term or provision hereof, and any such prohibition or unenforceability in any jurisdiction

                               -14-                               Execution Copy
shall not invalidate or render unenforceable such term or provision in any other jurisdiction.

                 9.11 Notices. All notices and other communications required or provided for under this Agreement shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, with return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed, (a) if to the Company or the Board of Trustees, to the office or residence of the Chief Executive Officer and any Trustee of the Company who shall not be an officer or employee of the Company, or to such other address and/or to the attention of such other person as the Board of Trustees shall have furnished to the Executive in writing, or (b) if to the Executive, to 1317 Palisades Drive, Pacific Palisades, California 90272, or to such other address as the Executive shall have furnished to the Compensation Committee in writing.

                 9.12 Beneficiaries. Whenever this Agreement provides for any payment to the Executives estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in writing and filed with the Company. The Executive shall have the right to revoke any such designation from time to time and to redesignate any beneficiary or beneficiaries by written notice to the Company.

                 9.13 Disclaimer. The name "Hotel Investors Trust" is a designation of a Maryland real estate investment trust and its trustees (as trustees but not personally) under a Declaration of Trust dated as of August 15, 1969, as amended, and all persons dealing with such trust must look solely to such trust property for enforcement of any claims against such trust, a the trustees officers, agents and security holders of such trust assume no personal liability for obligations entered into on behalf of such trust and the respective property shall not be subject to the claims of any person relating to any such obligations.

                 IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                       The Company:
                                       HOTEL INVESTORS TRUST


                                       By: _____________________________________
                                             Senior Vice President and Trustee


                                      -15-                       Execution Copy

                                       The Executive:


                                      _________________________________________
                                                    Jeffrey C. Lapin


                                      -16-                        Execution Copy